CONSECO, INC.

                8.70% SUBORDINATED DEFERRABLE INTEREST DEBENTURE

 No. 1         DUE NOVEMBER 15, 2026             REGISTERED
                                                $335,100,000

         Conseco, Inc., an Indiana corporation (the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to FLEET NATIONAL BANK, as Property Trustee under that certain Amended and Restated Declaration of Trust dated as of November 22, 1996, among the Trustees of Conseco Financing Trust II named therein, the Company and the holders from time to time of undivided beneficial interests in the assets of Conseco Financing Trust II, or registered assigns, the principal sum of Three Hundred Thirty-Five Million One Hundred Thousand Dollars on November 15, 2026 and to pay interest on said principal sum from November 27, 1996, or from the most recent interest payment date (each such date, an "Interest Payment Date") to which interest has been paid or duly provided for, semiannually (subject to deferral as set forth herein) in arrears on May 15 and November 15 of each year commencing May 15, 1997, at the rate of 8.70% per annum until the principal hereof shall have become due and payable, and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum compounded semiannually. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full semiannual period on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on this Debenture is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Debenture is registered at the close of business on the regular record date for such interest installment, which shall be the close of business on the Business Day next preceding such Interest Payment Date. Notwithstanding the foregoing, any interest that is payable on the Maturity Date shall be payable to the Person to whom principal payable at the Maturity Date shall be payable. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such regular record date and may be paid to the Person in whose name this Debenture (or one or more Predecessor Security) is registered at the close of business on a special record date to be fixed in accordance with the provisions of Section 3.7(b) of the Indenture. The principal of and the interest on this Debenture shall be payable at the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Register. Notwithstanding the foregoing, so long as the Holder of this Debenture is the Property Trustee, the payment of the principal of and interest on this

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Debenture will be made by wire transfer in immediately  available  funds at such place and to such account as may be designated by the Property Trustee. Payment of principal of the Debentures will only be made upon surrender of the Debentures to the Trustee or Paying Agent.

         The indebtedness evidenced by this Debenture is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Debenture is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Debenture, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

         This Debenture shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

         The provisions of this Debenture are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.



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



         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.


Dated:  November 27, 1996.

                            CONSECO, INC.


                            By: /s/ STEPHEN C. HILBERT
                                -----------------------
                                Stephen C. Hilbert,
                                Chairman of the Board, President and
                                Chief Executive Officer

SEAL

Attest:


By: /s/ LAWRENCE W. INLOW
    ---------------------------
    Lawrence W. Inlow, Secretary


CERTIFICATE OF AUTHENTICATION


         This is one of the Debentures referred to in the within-mentioned Indenture.



                                        FLEET NATIONAL BANK, as Trustee


                                        By: /s/ MICHAEL M. HOPKINS
                                            -------------------------
                                            Authorized Signatory




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



         This Debenture is one of a duly authorized series of Debentures of the Company (herein sometimes referred to as the "Debentures"), specified in the Indenture, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of November 14, 1996, duly executed and delivered between the Company and Fleet National Bank, as Trustee (the "Trustee"), (as supplemented by the First Supplemental Indenture dated as of November 14, 1996, the "Base Indenture") as supplemented by the Second Supplemental Indenture dated as of November 22, 1996 between the Company and the Trustee (the Base Indenture as so supplemented, the "Indenture"), to which a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debentures, and to all of which provisions the Holder of this Debenture by acceptance hereof, assents and agrees. By the terms of the Indenture, the Debentures are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture. This series of Debentures is limited in aggregate principal amount as specified in said Second Supplemental Indenture.

         The Company shall have the right to redeem this Debenture at the option of the Company, at any time and from time to time (an "Optional Redemption"), at a redemption price equal to 100% of the principal amount plus the Make-Whole Premium, if any, plus any accrued and unpaid interest, including any Compounded Interest, if any, to the date of such redemption (collectively the "Optional Redemption Price"). The Make-Whole Premium shall mean the excess, if any, of (i) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined in the Indenture) plus 50 basis points over (ii) 100% of the principal amount of Debentures to be redeemed. Any redemption pursuant to this paragraph will be made upon not less than 30 nor more than 60 days' notice at the Optional Redemption Price.

         If, at any time, a Tax Event (as defined below) shall occur or be continuing after receipt of a Dissolution Tax Opinion (as defined below) and either (a) the Regular Trustees and the Issuer shall have received an opinion (a "Redemption Tax Opinion") of a nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that the Issuer would be precluded from deducting the interest on the Debentures for United States federal income tax purposes even after the Debentures were distributed to the Holders of Capital Securities and Common Securities in liquidation of such holder's interest in the Trust as set forth in the Declaration of Trust or (b) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion (as defined below) cannot be delivered, the Issuer shall have the right at any time, upon not less than 30 nor more than 60 days' notice, to redeem the Debentures in whole or in part for cash at the Redemption Price within 90 days following the occurrence of such Tax Event; provided, however, that, if at that time there is available to the Issuer or the Trust the opportunity to eliminate, within such 90 day period the Tax Event by taking some ministerial action ("Ministerial Action"), such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust, the Issuer or the Holders of the Capital Securities, the Issuer or the Trust will pursue such measure in lieu of redemption and provided further that the Issuer shall have no right to redeem the Debentures while the Trust is pursuing any such Ministerial Action.

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



         "Tax Event" means that the Regular Trustees shall have received an opinion of independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment, or change is effective or such pronouncement or decision is announced on or after the date of original issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days after the date thereof, subject to United States federal income tax with respect to interest accrued or received on the Debentures, (ii) the Trust is, or will be within 90 days after the date thereof, subject to more than a de minimis amount of taxes, duties or other governmental charges, or (iii) interest payable to the Trust on the Debentures is not, or within 90 days of the date thereof, will not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

         A "No Recognition Opinion" means an opinion of nationally recognized independent tax counsel experienced in such matters, which may rely on published revenue rulings of the Internal Revenue Service, to the effect that all holders of the Trust Securities will not recognize gain of loss for United States federal income tax purposes as a result of the dissolution of the Trust and distribution of the Debentures.

         If the Debentures are only partially redeemed by the Company pursuant to an Optional Redemption or a redemption pursuant to a Tax Event, the Debentures will be redeemed pro rata or by lot or in some other equitable manner determined by the Trustee.

         In the event of redemption of this Debenture in part only, a new Debenture or Debentures of this series (for the unredeemed portion hereof) will be issued in the name of the Holder hereof upon the cancellation hereof.

         In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Debentures may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and limitations provided in the Indenture.

         The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Debentures of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Debentures; provided, however, that no such supplemental indentures shall (i) change the Stated Maturity of the principal or any installment of principal or any installment of interest (other than as contemplated herein), or reduce the amount or principal or interest thereon or any premium payable upon redemption or repayment thereof, or change the Place of Payment or currency in which principal or any interest

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is payable,  or impair the right to institute  suit for the  enforcement  of any payment of the principal and any premium and interest without the consent of the Holder of each Debenture so affected; (ii) reduce the aforesaid percentage of
Debentures,   the  Holders  of  which  are  required  to  consent  to  any  such supplemental indenture, without the consent of the Holders of each Debenture then outstanding and affected thereby; (iii) change any obligation of the Company to maintain an office or agency in the Place of Payment; or (iv) modify any of the above provisions. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Debentures of any series at the time outstanding affected thereby, on behalf of all of the Holders of the Debentures of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal or interest on the Debentures or a default in respect of a covenant or provision of the Indenture or the Debentures of such series which cannot be modified or amended without the consent of each Holder of Debentures of such series. Any such consent or waiver by the registered Holder of this Debenture (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Debenture and of any Debentures issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debenture.

         No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debenture at the time and place and at the rate and in the money herein prescribed.

         The Company shall have the right at any time during the term of the Debentures from time to time to extend the interest payment period of such Debentures for up to 10 consecutive semiannual periods not to extend beyond the Maturity Date of the Debentures (an "Extended Interest Payment Period"), at the end of which period the Company shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Debentures to the extent that payment of such interest is enforceable under applicable law). In the event that the Company exercises the right to defer interest payments, then, prior to the payment of all accrued interest on outstanding Debentures, (a) the Company shall not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Securities Guarantees); provided, however, that restriction (a) above does not apply to (i) any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid and (ii) purchases or acquisitions of shares of Company Common Stock in connection with the satisfaction by the Company of its obligation under any employee benefit plans. Before the termination of any such Extended Interest Payment Period, the Company may further extend such Extended Interest Payment Period, provided that such Extended Interest Payment Period together with all such previous and further extensions thereof

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



shall not exceed 10 consecutive semiannual periods and shall not extend beyond the Maturity Date of the Debentures. At the termination of any such Extended Interest Payment Period and upon the payment of all accrued and unpaid interest and any additional amounts then due, the Company may commence a new Extended Interest Payment Period.

         At any time the Company will have the right to dissolve the Trust and cause the Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust.

         As provided in the Indenture and subject to certain limitations therein set forth, this Debenture is transferable by the registered Holder hereof on the Register of the Company, upon surrender of this Debenture for registration of transfer at the Corporate Trust Office of the Trustee accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

         Prior to due presentment for registration of transfer of this Debenture, the Company, the Trustee, any paying agent and any Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Debenture shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Registrar shall be affected by any notice to the contrary.

         No recourse shall be had for the payment of the principal of or the interest on this Debenture or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present of future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

         As provided in the Indenture and subject to certain limitations herein and therein set forth, Debentures of this series so issued are exchangeable for a like aggregate principal amount of Debentures of this series of a different authorized denomination, as requested by the Holder surrendering the same. All terms used in this Debenture that are defined in the Indenture shall have the meanings assigned to them in the Indenture.




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         The Company and the Holder  agree (i) that for United  States  federal, state and local tax purposes it is intended that the Debenture constitute indebtedness and (ii) to file all United States federal, state and local tax returns and reports on such basis (unless the Company or the Holder, as the case may be, shall have received an opinion of independent nationally recognized tax counsel to the effect that as a result of a change in law after the date of the issuance of the Debenture the Company or the Holder, as the case may be, is prohibited from filing on such basis).




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